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Exhibit 10.1

EVERGREEN RESOURCES, INC.

CHANGE IN CONTROL AGREEMENT

        This CHANGE IN CONTROL AGREEMENT (the "Agreement") is entered into effective as of March 1, 2002, by and between EVERGREEN RESOURCES, INC., a Colorado corporation (the "Company"), and Mark S. Sexton (the "Executive").

        WHEREAS, the Executive is currently employed by the Company; and

        WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

        WHEREAS, the Company has determined that the best interests of the Company and its shareholders will be served by reinforcing and encouraging the continued dedication of the Executive to his assigned duties without distractions arising from a potential change in control of the Company; and

        WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his assigned duties; and

        WHEREAS, the Executive acknowledges that the Company and its affiliates possess certain secret, confidential and proprietary information regarding the Company and its affiliates (as defined in Section 7(b)(i) herein, "Confidential Information"), the protection of which Confidential Information is essential to the business and operations of the Company and its affiliates; and

        WHEREAS, the Executive also acknowledges that the protection and enhancement of the Company's competitive position and its relationships with its employees, other service providers, suppliers, customers and others in similar relationships with the Company or its affiliates are essential to the business and operations of the Company and its affiliates; and

        WHEREAS, the Executive understands that the benefits payable pursuant to this Agreement are conditioned in part on the Executive's agreement to comply with the spirit and terms of this Agreement, including but not limited to the non-competition, non-disclosure and non-solicitation covenants contained in Section 7 herein;

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

        1.    Certain Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

        (a)  For purposes of this Agreement, "Cause" shall be determined solely by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

            (i)  The continued failure of the Executive to perform his duties with the Company (other than any such failure resulting from the Executive's incapacity due to Disability or any such failure after the Executive has received a Notice of Termination without Cause by the Company or has delivered a Notice of Termination for Good Reason to the Company) which has not been corrected within thirty (30) days after a written demand for performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

          (ii)  The Executive's engaging in conduct that materially damages or prejudices the Company or any affiliate or engaging in conduct or activities materially damaging to the property, business or reputation of the Company or any affiliate, including but not limited to a material breach of

  Company policies including those related to equal employment opportunity and unlawful harassment;

          (iii)  The conviction of the Executive of, or a plea by the Executive of nolo contendere to, a felony;

          (iv)  The Executive's engaging in any act of fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company;

          (v)  Any diversion by the Executive of a business opportunity from the Company or an affiliate that is materially and detrimentally adverse to the Company's interests without the written consent of the Board;

          (vi)  Any breach by the Executive of a material term of the Agreement (including but not limited to the Executive's breach of any covenant contained in Section 7 herein) without the written consent of the Board; or

        (vii)  The Executive's continued substance abuse, as determined by the Board after written notice from the Board and a reasonable opportunity to undergo appropriate treatment for a reasonable period.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the majority of the Board (excluding the Executive if the Executive is a Board member). Such resolution is effective only if adopted at a meeting of the Board called and held for such purpose, after notice of at least ten days to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board, finding that in the good faith opinion of the Board an event set forth in any one or more of clauses (i) through (vii) herein has occurred and specifying the particulars thereof in detail.

        (b)  For the purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred on the first to occur of the following:

            (i)  The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common stock (the "Common Stock") of the Company;

          (ii)  The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation or other business entity (for these purposes, each, a "corporation"), in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Company would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Company in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or

          (iii)  The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

For purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.

        (c)  "Compensation Period" shall mean the twenty-four (24)-month period following the Qualifying Termination of the Executive and during which the benefits provided by Section 5(a)(ii) and Section 5(b) shall be provided.

        (d)  "Covenant Period" shall mean the period commencing with the first day of the Term of this Agreement and ending immediately following the last day of the twenty-four (24)-month period following the Date of Termination of the Executive (regardless of whether the termination is a Qualifying Termination or Termination for any other reason).

        (e)  For the purposes of this Agreement, "Good Reason" shall mean any of the following:

            (i)  A material reduction by the Company without the Executive's written consent of the Executive's basic duties and responsibilities;

          (ii)  Any material reduction by the Company without the Executive's written consent of the Executive's base salary as in effect on the date hereof (or as the same may be adjusted with Executive's written consent from time to time during the Term), other than a reduction which is part of an organization-wide salary reduction plan (and not applicable to the Executive singly);

          (iii)  Any failure by the Company to continue the Executive's ability to participate in any plan or arrangement, including, without limitation, any life insurance, accident, disability or health insurance plan, thrift plan, pension plan, retirement plan, profit-sharing plan, or any other qualified or non-qualified employee benefit plan, bonus plan, incentive plan, stock option, restricted stock, stock purchase or other stock-based plan, and all other similar plans or arrangements which are from time to time made generally available to officers of the Company and in which the Executive participates, unless there are substituted therefore plans or arrangements providing the Executive with essentially equivalent and no less favorable benefits, or any action or inaction by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such plan or successor plan or deprive the Executive of any material fringe benefit enjoyed by the Executive; provided, however, that (A) a reduction in the Executive's incentive or bonus plan payments due to the failure to attain certain performance-based objectives or (B) a reduction in the Executive's benefits due to the Company's decision to discontinue the availability of any plan or arrangement to all officers or all employees, as the case may be (and not the Executive singly), shall not be deemed to constitute "Good Reason" under this Section 1(e)(iii);

          (iv)  A relocation of the Company's principal executive offices to a location in excess of 30 miles from Denver, Colorado, or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company, except for (A) required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations during the 12 months immediately preceding a Change of Control of the Company or (B) a relocation with the Executive's express written consent;

          (v)  Any material reduction in the number of paid vacation days to which the Executive is entitled at the time of a Change of Control of the Company (other than a reduction with the Executive's written consent); or

          (vi)  Any failure by the Company without the Executive's written consent to obtain the express assumption of this Agreement by any successor or assignee of the Company (and parent corporation of such successor or assignee, if applicable) as provided in Section 12(a) herein.

        (f)    For the purposes of the Agreement, a "Qualifying Termination" means (i) the Company's termination of the Executive's employment during the Termination Period other than because of death, Disability, Retirement or Cause, as provided in Sections 4(b), 4(c) and 4(d) herein, or (ii) the Executive's termination of his employment during the Termination Period for Good Reason pursuant to Section 4(e) herein.

        (g)  "Termination Period" shall mean the twenty-four (24)-month period following a Change in Control.

        2.    Term of Agreement. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) December 31, 2004, if no Change in Control has occurred before that date; provided, however, that commencing on December 31, 2004 and each year thereafter, the term of this Agreement shall automatically be extended for an additional one year unless, not later than October 31 of the same year, the Company shall have given notice to the Executive that it does not wish to extend this Agreement (such three-year period, as it may be extended as described in Section 2(a) herein, being referred to as the "Term"); (b) the termination by either party of the Executive's employment with the Company for any reason prior to a Change in Control; or (c) the expiration following a Change in Control of two years and the fulfillment by the Company and the Executive of all of their obligations hereunder. Notwithstanding the above, if the Company is engaged in bonafide negotiations which would, if successful, culminate in a Change in Control at the time when the Term would end pursuant to Subsection (a) above, then the Term shall be extended indefinitely until (i) the Change in Control which was under negotiation actually occurs or (ii) the negotiations are terminated, for any reason. In the event there shall be any ambiguity or disagreement between the parties as to whether bonafide negotiations are being conducted or whether such negotiations have terminated, the question shall be resolved by a resolution passed by the Board of Directors at a regular meeting or a meeting specially called for that purpose, such meeting to be held following notice of at least five (5) days to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board if requested. Notice by the Company of its intention not to extend the term of this Agreement and its expiration at the end of the Term shall not constitute termination of employment and the Executive shall not be entitled to the payment of benefits under Sections 5 and 6 unless he is otherwise entitled to such benefits pursuant to the terms herein. Furthermore, nothing in Section 2 shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

        3.    Change in Control.

        (a)  No compensation shall be payable under this Agreement unless and until (i) there has been a Change in Control of the Company while the Executive is still an employee of the Company and (ii) the Executive's employment by the Company is terminated for a reason other than one or more of the circumstances specified in Section 4(a)(i) through (v).

        (b)  The Executive specifically acknowledges that the change in beneficial ownership of the Company's Common Stock described in Section 1(b)(i) herein may differ from the change in beneficial ownership provisions which may constitute a "change in control" under the terms of stock options, restricted stock awards and/or other stock awards (collectively, "stock awards") granted to the Executive pursuant to the 2000 Stock Incentive Plan of Evergreen Resources, Inc. (the "2000 Plan") and/or other stock-based plans maintained by the Corporation (the 2000 Plan and such other stock-based plans being referred to herein as the "Stock Plans"), and, specifically, that the terms of the Executive's stock awards under such Stock Plan's change in control provisions relating to the effect of a change in beneficial ownership on the Executive's stock awards may be more favorable to the Executive than the provisions contained in the Agreement. The Executive specifically agrees that (i) the terms of all such stock awards and related stock award agreements granted under the Stock Plans shall hereby be deemed modified and amended to conform with the provisions and intent of Section 1(b)(i) herein;

and (ii) the Executive shall not be entitled to accelerated vesting or other enhanced benefits as a result of a change in beneficial ownership under such Stock Plans unless and until the provisions of Section 1(b)(i) and Section 4(a) herein are satisfied and the Executive has incurred a Qualifying Termination as defined in Section 1(f) herein.

        4.    Termination Following Change in Control.

        (a)  Termination. If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the payments provided in Sections 5 and 6 herein upon the termination of the Executive's employment with the Company during the Termination Period, whether such termination is by the Executive or by the Company, unless such termination is as a result of (i) the Executive's death; (ii) the Executive's Disability (as defined in Section 4(b) below); (iii) the Executive's Retirement (as defined in Section 4(c) below); (iv) the Executive's termination of employment by the Company for Cause (as defined in Section 1(a) herein); or (v) the Executive's decision to terminate employment other than for Good Reason (as defined in Section 1(e) herein).

        (b)  Death or Disability.

            (i)  Disability. In the event that the Executive's employment terminates during the Termination Period because of Disability, the Company shall have no obligation or liability to the Executive pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 5(d) herein), and this Agreement shall terminate (except with respect to the Executive's obligations described in Section 7 herein) upon the Executive's termination of employment due to Disability; provided, however, that the Executive's termination of employment due to Disability shall be effective only at the end of thirty (30) days following the delivery of written notice by the Company to the Executive of such termination due to Disability and only if Executive fails to return to the full-time performance of duties by the end of such 30-day notice period. For the purposes of this Agreement, "Disability" shall mean a physical or mental illness or injury that prevents the Executive from performing the essential functions of his duties (as they existed immediately before the illness or injury) on a full-time basis for a period of at least nine (9) consecutive months. The Board of Directors of the Company (the "Board") shall consult with and secure the written opinion of two practicing medical physicians, one chosen by the Company and the other chosen by the Executive, each of whom shall conclude in his opinion that the Executive has a Disability as that term is defined herein. If the physicians are unable to agree with respect to a determination of Disability, then such dispute shall be determined by the dispute resolution mechanism provided for under Section 18 of this Agreement. Until the date on which a Disability occurs, the Executive's status as an employee under this Agreement will continue, and the Executive shall be entitled to compensation and employee benefits according to the other provisions of this Agreement.

          (ii)  Death. This Agreement shall terminate immediately in the event of the death of the Executive occurring at any time during the Term hereof, and in such event the Company shall have no obligation or liability to the Executive or his legal representatives by reason of such termination (except as may be otherwise provided in Section 5(d) herein).

        (c)  Retirement. In the event that the Executive's employment terminates during the Termination Period due to his Retirement, the Company shall have no obligation or liability to the Executive pursuant to this Agreement upon such termination (except as otherwise provided in Section 5(d) herein), and the Agreement shall terminate (except with respect to the Executive's obligations described in Section 7 herein) upon the Executive's termination of employment due to such Retirement. "Retirement" as used in this Agreement shall mean the earlier to occur of (i) the Executive's normal retirement date under the Company's tax-qualified retirement plan or any successor plan thereto applicable to the Executive or (ii) the Executive's retirement date under a contract, if any, between the Executive and the Company providing for his retirement from the employment of the Company or an affiliate (as defined in Section 12(a) herein) on a date other than such normal retirement date.

        (d)  Cause. If the Executive's employment with the Company or an affiliate is terminated during the Termination Period for Cause, the Company shall have no obligation or liability to the Executive under this Agreement (except as may be otherwise provided in Section 5(d) herein), and this Agreement shall terminate (except with respect to the Executive's obligations described in Section 7 herein) upon the Executive's termination of employment for Cause.

        (e)  Good Reason. The Executive may terminate his employment for Good Reason at any time after a Change of Control during the Termination Period (provided, however, that the Executive shall remain subject to the obligations described in Section 7, herein).

        (f)    Notice of Termination. Any termination of the Executive's employment (i) by the Company due to Disability, Retirement or for Cause or (ii) by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company or the Executive shall be effective without such Notice of Termination.

        (g)  Date of Termination. "Date of Termination" shall mean (i) if the Executive is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period); (ii) if the Executive is terminated by the Company for any other reason, the date on which a Notice of Termination is given (or such later date as is specified in such notice); or (iii) if the Executive terminates (whether for Good Reason or for any other reason), the date on which a Notice of Termination is given (or such later date as is specified in such notice).

        5.    Payment of Compensation upon Termination of Employment. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a "Qualifying Termination" (as defined herein), then the Company shall provide to the Executive the payments described in this Section 5 and, if applicable, Section 6.

        (a)  Cash Payments. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to the Executive the following cash payments:

            (i)  Within ten (10) days following the Date of Termination (or such other date, if any, as may be required under applicable wage payment laws), a lump-sum cash amount equal to the sum of (A) the Executive's base salary through the Date of Termination and any bonus amounts which have been earned or become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of the Executive's annual bonus for the fiscal year in which the Executive's Date of Termination occurs in an amount at least equal to (1) the Executive's Average Bonus Amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid from the Company's incentive plan for the fiscal year in which the Executive's Date of Termination occurs and (C) any accrued vacation pay, to the extent not theretofore paid; plus

          (ii)  A severance benefit equal to the sum of (i) three (3) times the Executive's Average Base Salary, plus (ii) three (3) times the Executive's Average Bonus Amount. The severance benefits provided for pursuant to this Section 5(a)(ii) shall be paid in a lump sum within ten (10) days after the Qualifying Termination occurs, subject, however, to the Executive's compliance with the terms of this Agreement, including but in no way limited to the Executive's obligations under Section 7 herein. For the purposes of Section 5(a) herein, "Average Base Salary" shall mean the average annual base salary paid or payable by the Company (or its affiliates) to the Executive during any two (2) years in the three (3)-year period prior to the Executive's Date of Termination (including the year in which the Qualifying Termination occurs if the base salary payable during such year, on an annualized basis, would produce a higher Average Base Salary). Also, for the purposes of Section 5(a) herein, "Average Bonus Amount" shall mean the average annual incentive bonus earned by the Executive under any incentive bonus plan or plans of the Company (or its affiliates) during any two years in the three (3)-year period prior to the Executive's Date of Termination (including the year in which the Qualifying Termination occurs if the annual incentive bonus earned in that year would produce a higher Average Bonus Amount).

        (b)  Continued Coverage. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, during the Compensation Period (as defined in this Section 1(c) herein), the Executive (and the Executive's dependents, if applicable) with the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive's Date of Termination; provided, however, that if the Company is unable to provide any of these benefits under its benefit plans in effect during the Compensation Period, the Company shall pay to the Executive an amount sufficient to enable the Executive to procure comparable benefits on his own. Notwithstanding the foregoing, in the event the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive's eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder. The Executive's accrued benefits as of the Date of Termination under the Company's employee benefit plans shall be paid to the Executive in accordance with the terms of such plans. In addition, if, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, the Company shall provide the Executive with two (2) additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the Executive participated as of his Date of Termination.

        (c)  Stock Awards. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the following shall apply with respect to any stock-based awards granted by the Company.

            (i)  Stock Options and Stock Appreciation Rights. All Company stock options, stock appreciation rights or similar stock-based awards held by the Executive will be accelerated and exercisable in full as of the Date of Termination, without regard to the exercisability or vesting of such awards prior to the Date of Termination.

          (ii)  Restricted Stock and Performance Stock. All restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company, including without limitation any vesting or performance criteria, held by the Executive as of the Date of Termination shall be removed and such awards shall be deemed vested and earned in full.

        (d)  Payments Due to Termination Other than Qualifying Termination. If, during the Termination Period, the Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination (or such other date, if any, as may be required under applicable wage payment laws) a lump-sum cash amount equal to the sum of (i) Executive's base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing. The Executive's accrued benefits as of the Date of Termination under the Company's employee benefit plans shall be paid to Executive in accordance with the terms of such plans.

        6.    Certain Additional Payments by the Company.

        (a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliates) or any entity which effectuates a Change in Control (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (i) the Excise Tax imposed upon the Payments and (ii) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to the Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 5(a)(ii), unless an alternative method of reduction is elected by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

        (b)  Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within forty-five (45) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company and the Executive may agree to appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 6 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

        7.    Confidentiality; Competition; Solicitation.

        (a)  Covenants of Executive. The Company and the Executive recognize that the Executive's services are special and unique and that the provisions herein for compensation under Section 5 and Section 6 are partly in consideration of and conditioned upon the Executive's compliance with the covenants contained in this Section 7. Accordingly, during the Covenant Period (that is, during the Term of the Agreement and until the end of the twenty-four (24)-month period following the Date of Termination of the Executive, regardless of whether the termination is a Qualifying Termination or termination for any other reason, the Executive shall be subject to the covenants contained in Sections 7(b), 7(c) and 7(d) herein.

        (b)  Confidentiality.

            (i)  The Executive acknowledges and agrees that his relationship with the Company and its affiliates is one of high trust and confidence, and that, during the course of his employment, the Executive shall have access to and contact with trade secrets and other secret, confidential or proprietary information, knowledge and/or data relating to the Company and its affiliates and their respective businesses and operations (all such trade secrets, information, knowledge and/or data being referred to herein as "Confidential Information").

          (ii)  During the Covenant Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it.

          (iii)  The Executive also acknowledges and agrees that upon termination of his employment with the Company (or an affiliate) or at any other time upon request, he will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in the Executive's possession or under his control, whether prepared by the Executive or others, which contain Confidential Information. The Executive further acknowledges and agrees that such materials are the sole property of the Company.

        (c)  Solicitation. During the Covenant Period, the Executive covenants and agrees that he shall not directly or indirectly disrupt, damage or interfere with the operation or business of the Company by soliciting or recruiting the employees of the Company or an affiliate to work for Executive or other persons or entities.

        (d)  Non-Competition. During the Covenant Period, the Executive covenants and agrees that he shall not render services for any organization or engage directly or indirectly in any business that competes with or is in conflict with the interests of the Company in the Noncompetition Area. For purposes of this Section 7(d), the "Noncompetition Area" shall mean the following geographic areas:

          The Noncompetition Area shall mean any area within or without the United States in which the Company or an affiliate is, during the Covenant Period, engaged in production, drilling and developmental operations, and any area within a 20-mile radius of any well, experimental well, production facility, compressor, pipeline or any other equipment or operation related to such areas of operations, including but in no way limited to the following: (A) the southern Colorado portion of the Raton Basin, including the Nine-Mile Anticline located in Rio Blanco County, Colorado; (B) the Cheshire Basin, Great Britain; (C) the Northwest Carboniferous Basin, Northern Ireland and the Republic of Ireland; (D) the Cook Inlet Basin, Alaska; (E) the Tamarugal Basin, Chile; and (F) the North Falkland Island Basin, the Falkland Islands.

        (e)  Enforceability. If any of the restrictions contained in this Section 7 shall be deemed to be unenforceable by reason of the extent, duration, geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 7 in its reduced form for all purposes in the manner contemplated thereby.

        (f)    Failure to Comply. The Executive acknowledges that the covenants included in Section 7 of this Agreement are crucial to the success of the Company and that violation of the covenants would immeasurably damage the Company and/or its affiliates. In the event that the Executive shall fail to comply with any provision of this Section 7, and the failure shall continue for ten (10) days following delivery of notice by the Company to the Executive, all rights of the Executive and any person claiming under or through him to the payments or benefits described in this Agreement shall thereupon terminate, and no person shall be entitled thereafter to receive any payments or benefits hereunder. In addition to the foregoing, in the event of a breach by the Executive of the provisions of this Section 7, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing a violation, and the Executive hereby consents to the issuance of an injunction. The provisions of this Section 7(f) shall control in the event that the Executive fails to comply with any covenant or term contained in Section 7 herein, notwithstanding the terms of Section 18 herein.

        8.    Withholding. The Company shall withhold from any amount payable to the Executive (or to his beneficiary or estate or any other person) hereunder all federal, state, local or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law, rule or regulation.

        9.    No Right to Continued Employment. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any of its affiliates, and if Executive's employment with the Company or an affiliate shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that, notwithstanding the foregoing, any termination of Executive's employment during the Termination Period shall be subject to the provisions of this Agreement.

        10.  Offset; No Obligation to Mitigate Damages.

        (a)  Offset. The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to, and may be reduced by the amount related to, any right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

        (b)  No Obligation to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment (except as otherwise provided in Section 5(b) with respect to the payment of welfare plan benefits).

        11.  Nonalienability. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations (other than as provided in Section 10(a) herein), or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 11 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, as beneficiary to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

        12.  Successors and Assigns.

        (a)  The Company. As used in this Agreement, "Company" shall mean the Company as defined above, an affiliate (as defined herein) of the Company (unless the context otherwise requires), and any successor or assignee to its business and/or assets as aforesaid which assumes the obligations of the Company under this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by an affiliate of the Company, such indirect employment of the Executive by the Company shall not excuse the Company from performing its obligations under this Agreement as if the Executive were directly employed by the Company, and the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 5 and Section 6 hereof, notwithstanding any such indirect employment relationship. For the purposes of this Agreement, an "affiliate" of the Company shall mean a corporation or other entity a majority of the voting securities of which is beneficially owned by the Company, or any other corporation or other entity controlling, controlled by, or under common control with the Company.

        (b)  The Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary (in accordance with Section 11 herein) or, if there be no such beneficiary, to the Executive's estate.

        13.  Waiver; Governing Law. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws provisions of any state.

        14.  Entire Agreement; Amendment. This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes all prior understandings and agreements (including but not limited to any Stock Plans award agreements to the extent provided in Section 3(b) herein) between the Executive and the Company with respect to the matters contemplated in the Agreement (except for any understandings or agreements reflected in a separate non-competition, confidentiality, invention, or other similar agreement or agreements between the Company and the Executive). The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by the written agreement of the Executive and the Company.

        15.  Reasonable and Necessary Restrictions. Based on matters known by or disclosed to the Executive as of the effective date of this Agreement, the Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the provisions of Section 7 herein, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement.

        16.  No Trust Fund; Unfunded Obligation. The obligation of the Company to make payments hereunder shall constitute an unsecured liability of the Company to the Executive. The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Executive shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between or among the Company, the Executive, or any other person. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

        17.  Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered, one business day after being sent for overnight delivery by a nationally recognized overnight courier or three business days after being mailed by United States registered mail, return-receipt requested, postage-prepaid, addressed as follows:

        If to the Company:

    Evergreen Resources, Inc.
    1401 17th Street, Suite 1200
    Denver, Colorado 80002

        With a copy to:

    Larry D. Estridge
    Womble Carlyle Sandridge & Rice, PLLC
    Poinsett Plaza, Suite 700
    104 South Main Street (29601)
    Post Office Box 10208
    Greenville, SC 29603

        If to the Executive:

    Mark S. Sexton

or such other address as either party have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        18.  Dispute Resolution. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement (except for any dispute or controversy arising under or in connection with Sections 7 of the Agreement), the matter shall be determined by mediation or arbitration, as provided herein.

        (a)  Mediation. Before a dispute or claim between the parties may be arbitrated, each party may have the option to mediate (a "Mediation") any dispute that cannot otherwise be resolved between the parties (including any dispute about whether the dispute should be mediated, through mediation by the American Arbitration Association, before one (1) mediator agreed to by the Executive and the Company. Each party will each bear its or his own attorney's fees and costs in Mediation, and the parties will equally share the mediator's fees and expenses.

        (b)  Arbitration. In the event that Mediation fails, within ten (10) days after such failure, each party shall have the option to arbitrate any dispute, through binding arbitration by the American Arbitration Association, before one (1) arbitrator through the submission of a written brief not to exceed fifteen (15) pages to the arbitrator and the other party, with supporting true and correct copies of all records and documentation that the parties desire the arbitrator to utilize in rendering his opinion (the "Dispute Documents"). Within fifteen (15) business days of the last party's submission of the Dispute Documents, the arbitrator will make an initial review thereof, in order to determine what, if any, additional documents may be required for submission (the "Initial Review").

        (c)  Following the Initial Review, the arbitrator shall, if in his sole discretion it is deemed necessary, within ten (10) days from the completion of his Initial Review, set a date and the time for a hearing (the "Presentment Hearing") during which time the arbitrator may ask questions regarding the issues and each party shall be afforded an opportunity to present its position and answer such questions as the arbitrator may have for such party. No direct presentation of witnesses, rebuttal or cross-examination shall be permitted. At the Presentment Hearing, each party shall be allowed to present to the arbitrator, in the presence of the other party, evidence and arguments in connection with said party's position. The parties agree that the allotted time to present evidence at the Presentment Hearing shall be one hour each unless otherwise agreed to between the parties with approval from the arbitrator.

        (d)  Thereafter, the arbitrator shall be retained for another review period (the "Second Review") of ten (10) business days, during which the arbitrator may review the Dispute Documents in conjunction with the evidence presented during the Presentment Hearing. The arbitrator's fees and expenses shall be divided equally between the Company and the Executive. The arbitrator shall render a conclusive opinion which shall be binding upon the parties and the Company.

        (e)  The parties agree that in rendering the opinion, the arbitrator will rely only upon the Dispute Documents provided and those statements presented during the Presentment Hearing. The arbitrator is neither obligated nor expected to review or discover all documents that may be relevant to the matter.

        (f)    The arbitrator shall render his opinion in writing within fifteen (15) business days after the completion of the Second Review period unless the parties agree to another date due to the arbitrator's request for additional time to review the matter, and the parties stipulate to further retain the services of the arbitrator therefore.

        (g)  THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALL ARBITRATABLE DISPUTES (OTHER THAN AS PROVIDED IN SECTION 7(F) HEREIN) MEANS THAT THE COMPANY AND THE EXECUTIVE ARE AGREEING TO WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT

THEY MAY HAVE TO ASK FOR A JURY OR COURT TRIAL IN ANY DISPUTE UNDER THIS AGREEMENT.

        (h)  Dispute Resolution Agreement Governed by the Federal Arbitration Act. The parties recognize that a dispute governed by the dispute resolution provisions of Section 18 of this Agreement may involve interstate commerce and may arise in another state or country. To ensure these provisions are applied uniformly and consistently and are as enforceable as possible, the parties agree that any mediation and arbitration agreement should be governed by and interpreted according to the Federal Arbitration Act, 9 U.S.C.A. §2.

        19.  Severability. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

        20.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        21.  Captions; Gender. The headings and captions contained in the Agreement are intended for convenience of reference only and have no substantive significance. References to the masculine gender shall include references to the feminine gender, and vice versa.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

                      EVERGREEN RESOURCES, INC.

                      By: ________________________________________
                      Printed Name: ______________________________
                      Title: ______________________________________

ATTEST:

________________________________________
Secretary
[Corporate Seal]

                      EXECUTIVE

                      ____________________________________________
                      Printed Name: _______________________________

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EVERGREEN RESOURCES, INC. CHANGE IN CONTROL AGREEMENT